                                                                    Exhibit 99.1

                                  EXHIBIT 99.1

                            EXPLANATION OF RESPONSES

(3) The shares are held by Benchmark Capital Partners VII (AIV), L.P. ("BCP
AIV"), as nominee for itself and Benchmark Founders' Fund VII, L.P. ("BFF VII")
and Benchmark Founders' Fund VII-B, L.P. ("BFF VII-B"). Benchmark Capital
Management Co. VII, L.L.C. ("BCMC VII") is the general partner of each of BCP
AIV, BFF VII and BFF VII-B and may be deemed to have sole voting and dispositive power over such shares. Matthew R. Cohler, Bruce W. Dunlevie (a member of the
Issuer's board of directors), Peter H. Fenton, J. William Gurley, Kevin R.
Harvey, Mitchell H. Lasky and Steven M. Spurlock, the managing members of BCMC
VII, may be deemed to share voting and dispositive power over these shares beneficially held by such entities. Each such person and entity disclaims the existence of a "group" , as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended,  and disclaims beneficial ownership of any securities, except to the extent of such person's or entity's pecuniary interest in such securities.

(4)  BCP AIV is a party to that certain Stockholders Agreement (the
"Stockholders Agreement") dated as of October 20, 2021, among the Issuer, BCP
AIV, the BowX Investor (as defined therein), the SB Investor (as defined therein) and the VF Investor (as defined therein, and together with the BowX
Investor and the SB Investor, the "Other Parties"). By virtue of being a party to the Stockholders Agreement, BCP AIV may be deemed to be a member of a
"group", as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as
amended, with the Other Parties.  The parties to the Stockholders Agreement hold, in the aggregate, more than 10% of the shares of Class A Common Stock of the Issuer. The share ownership reported for the Reporting Person does not include any securities of the Issuer owned by the Other Parties, and the
Reporting Person disclaim beneficial ownership of the securities beneficially owned by the Other Parties.